LaPolla Industries, Inc. Intercontinental Business Park 15402 Vantage Parkway East, Suite 322 Houston, Texas 77032

February 1, 2006

John G. Campbell

Re:         Employment

Dear John:

We are pleased to offer, pursuant to the following terms and conditions, employment to you:

1.    Position; Duties and Responsibilities. Your position will be Chief Financial Officer and Corporate Treasurer. You will have the duties and responsibilities usually vested in such capacity, and such other duties and responsibilities as may be assigned to you from time to time by us. You will report directly to the CEO.

2.    Effective Date. Your employment in the capacities described in paragraph 1 above will be effective February 1, 2006.

3.    Annual Base Salary. You will receive an annual base salary of $80,000, which will be reviewed on a monthly basis for ninety days and an annual basis thereafter from your Effective Date. You will be paid semi-monthly in accordance with our regular payroll practices. Notwithstanding the foregoing, your Annual Base Salary will automatically increase by $10,000 if, by your first employment anniversary date, you obtain your CPA license.

4.    Insurance. You and your immediate family will be provided, at no cost to you, health and dental insurance coverage.

5.    Vacation. You will be entitled to two weeks vacation per year.

6.    Bonus. You will be entitled to $5,000 cash bonus on December 31, 2006 and eligible for year end bonus consideration as and if bonuses are paid to other executives thereafter.

7.    Other Benefits. You will be entitled to participate in and any and all other plans as they may exist from time to time offered by us to our executives, including savings, pension, profit-sharing, and 401K plans, subject to the general eligibility and participation provisions set forth in such plans.

8.    Devotion. You will serve us and devote all of your business time, your best efforts and all your skill and ability in the performance of your duties hereunder. You will carry out your duties in a competent and professional manner and generally promote the best interests of our business and its customers. You shall not, in any capacity engage in any activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by us.

9.    Non-Disclosure. You will not at any time during your employment or thereafter divulge, communicate, or use in any way, any Confidential Information (as hereinafter defined) pertaining to our business. Any Confidential Information or data now or hereafter acquired by you with respect to our business (which shall include, but not be limited to information concerning our financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of ours that is received by you in confidence and as a fiduciary, and you shall remain a fiduciary to us with respect to all of such information. For purposes hereof, the term “Confidential Information” includes, but is not limited to, information disclosed to you or known by you as a consequence of or through your employment by us (including information conceived, originated, discovered or developed by you) prior to or after the date hereof, and not generally known, about us or our business.

10.   Books and Records. All books, records, and accounts relating in any manner to us (i.e., financial information, customer, supplier, vendor identity, etc.), whether prepared by you or otherwise coming into your possession, shall be our exclusive property and shall be returned immediately to us on termination of your employment hereunder or otherwise on our request at any time.

11.   Termination for Cause. We may terminate your employment for “Cause,” at any time, for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct or violation of the Company’s Code of Business Ethics and Conduct by you which has a materially adverse effect upon our business or reputation, (iv) your continued failure to perform the major duties, functions and responsibilities of your position after written notice from us identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days or (v) a material breach of your fiduciary duties as our employee.

12.   Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to Company, addressed to Michael T. Adams, CEO, at Intercontinental Business Park, 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032 and (ii) if to you, to your address as reflected on our payroll records, or to such other address as either party hereto may from time to time give notice of to the other.

Please acknowledge your agreement with the foregoing by signing the Acceptance section below and returning it to us.

Very truly yours,

LAPOLLA INDUSTRIES, INC.

	By:	/s/ Michael T. Adams, CEO
Kelly D. Meekins	Name:	Michael T. Adams
Witness	Title:	CEO

ACCEPTANCE

I hereby agree to all of the foregoing terms and conditions as of the date above.

Veronique Glasper	By:	/s/ John G. Campbell
Witness	Name:	John G. Campbell